EXHIBIT 99

Contact:

Martin O’Grady	Pippa Isbell
Vice President, Chief Financial Officer	Vice President, Corporate Communications
Tel: +44 20 7921 4038	Tel: +44 20 7921 4065
E: martin.ogrady@orient-express.com	E: pippa.isbell@orient-express.com

FOR IMMEDIATE RELEASE

May 5, 2010

ORIENT-EXPRESS HOTELS REPORTS FIRST QUARTER 2010 RESULTS

First Quarter Earnings Summary

•                  First quarter total revenues, excluding Real Estate, up 6% to $86.0 million

•                  Revenue from owned hotels up 12%

•                  Same store RevPAR up 5% in local currency, up 12% in US dollars

•                  Adjusted EBITDA before Real Estate of $nil million

•                  Peru and Madeira both impacted by extraordinary weather conditions, EBITDA results down $5.0 million

•                  Costs impacted by foreign exchange movements of $7.7 million

Key events

•                  Raised $131 million of cash in common share offering for acquisition of strategic assets in Sicily, debt reduction and general corporate purposes

•                  Completed acquisition of Grand Hotel Timeo and Villa Sant’Andrea in Taormina, Sicily for €81 million ($115 million) and commenced renovations

•                  Awarded £7.7 million ($10.5 million) in a legal action to protect the “Cipriani” trademark

•                  Completed sale of Lilianfels Blue Mountains, Australia for AUD21 million ($19.3 million)

Hamilton, Bermuda, May 5, 2010.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 24 countries, today announced its results for the first quarter ended March 31, 2010.

For the first quarter, the Company reported a net loss of $13.0 million (loss of $0.15 per common share) on revenue of $89.7 million, compared with a net loss of $14.6 million (loss of $0.29 per common share) on revenue of $81.1 million in the first quarter of 2009. The net loss from continuing operations for the period was $18.2 million (loss of $0.21 per common share), compared with a net loss of $11.6 million (loss of $0.23 per common share) in the first quarter of 2009. The adjusted net loss from continuing operations for the period was $19.2 million ($0.22 per common share), compared with an adjusted net loss of $0.1 million ($nil per common share) in the first quarter of 2009.

“In what is traditionally Orient-Express’ quiet quarter, it was pleasing to see revenues begin to show growth, with system-wide same store local currency RevPAR growing at 5%, underpinned by growth in Rest of World of 16%,” said Paul White, President and Chief Executive Officer.  “However, the quarter was not without its challenges.  Freak weather struck in Peru and Madeira, resulting in the closure of the Cuzco-Machu Picchu rail link and our hotel in Machu Picchu for most of the quarter, and the island of Madeira was briefly shut down in February. The combined EBITDA from these locations in the first quarter was down $5.0 million but this is before we book any insurance proceeds.  On a more positive note, during the first quarter, we were delighted to add to our Italian portfolio with the acquisition of Grand Hotel Timeo and Villa Sant’Andrea, financed by the successful common share offering in January. The Company has ended the quarter well positioned for growth and of course, we are now moving into our strong trading season.”

Business Highlights

Revenue, excluding Real Estate revenue, was $86.0 million in the first quarter of 2010, up $4.9 million from the first quarter of 2009.

Revenue from Owned Hotels for the first quarter was $79.2 million. Owned Hotels same store RevPAR was up 5% in local currency and up 12% in US dollars.

Trains and Cruises revenue in the first quarter was $5.0 million, a decrease of $1.4 million over the prior year quarter, primarily because of events in Peru.

Adjusted EBITDA before Real Estate and Impairment was $nil million compared to a profit of $9.6 million in the prior year. The principal variances from the first quarter of 2009 included Grand Hotel Timeo and Villa Sant’Andrea, Taormina, Sicily (loss of $0.4 million), La

Samanna, St. Martin (down $1.3 million), Copacabana Palace, Rio de Janeiro (up $1.8 million), share of results from Peru hotels (down $1.5 million), and share of results from PeruRail (down $3.3 million).

In January, the Company completed its public offering of 12 million Class A common shares.  The underwriters for the offering exercised in full their over-allotment option to purchase an additional 1.8 million Class A common shares, bringing the total shares sold to 13.8 million at a price of $10.00 per share for gross proceeds of $138 million.  Orient-Express Hotels Ltd. received net proceeds of approximately $131 million, after deducting underwriting discounts and offering expenses.

In January, the Company completed its acquisition of Grand Hotel Timeo and Villa Sant’Andrea in Taormina, Sicily from The Framon Group for a combined price, excluding contingent consideration, of €81million ($115 million) and completed the sale of Lilianfels Blue Mountains in Australia for AUD 21 million ($19.3 million).

In March, £7.7 million ($10.5 million) plus costs and interest was awarded against the Cipriani London restaurant and the parent company of the restaurant owning companies of the Cipriani family, by way of an account of profits made from their acts of infringement of the trade mark “Cipriani”.  Until funds are received, this will not be recorded as income in the Company’s accounts.

In March, the Company commenced renovation of the final 64 keys at Hotel das Cataratas, Iguassu Falls, Brazil, to be finished in September 2010.  This makes a total of 193 rooms which will be fully refurbished in time for the summer season.

During the winter closure, a further 18 rooms and suites were refurbished at Hotel Cipriani, Venice, bringing to 40 the number of the rooms refurbished in the last three years.  Facilities at Cip’s Club have been improved and a further area of the “Granaries of the Republic” event space has been refurbished with the result that events of up to 350 persons can now be hosted there.

At the Villa San Michele, the Donatello suite has been fully refurbished along with six junior suites above the Italian garden.

Four superior suites were remodelled at Le Manoir aux Quat’Saisons which opened at the end of April.  Named Blanc de Blanc, L’Orangerie, Jade and Lace, two feature private gardens and each is entirely individual in design.

Seventeen terrace suites are being renovated at the Grand Hotel Europe and will be finished during May.  These rooms are prized in the high season of White Nights from May to July, for their floor to ceiling windows offering spectacular panoramic views of St. Petersburg.

Work continues on the new 56 key hotel Palacio Nazarenas, adjacent to Hotel Monasterio in Cuzco, Peru.  Demolition of existing structures is now complete and reinforcement of the historic buildings is progressing well.  A team of full time archaeologists has been appointed by the Institute of National Culture because of the importance of the site, which contains Inca and pre-Inca structures.  The project is scheduled for completion in 2011.

Regional Performance

Europe:  The Italian hotels were closed throughout the first quarters of 2010 and 2009. In the first quarter of 2010, revenues from Owned Hotels were $13.5 million, which was in line with the first quarter of 2009.  Same store RevPAR for the region fell by 14% in local currency on a seasonally low volume of business.  EBITDA was a loss of $8.1 million in 2010 versus a loss of $5.4 million in the prior year.  The effect of stronger local currencies in the 2010 quarter had a $1.5 million negative impact on costs.  The first quarter of 2010 includes an EBITDA loss of $1.5 million for Grand Hotel Timeo and Villa Sant’Andrea. This includes non-recurring start-up and acquisition costs of $1.1 million which may not be capitalized under US GAAP.

North America:  Revenue was $27.3 million in the 2010 first quarter, compared to $29.2 million last year. Local currency same store RevPAR for the region fell by 2%. EBITDA in the region fell by $2.3 million to $5.4 million. This included a $0.7 million negative impact on costs caused by the strengthening of local currencies at Maroma Resort and Spa and La Samanna.

Southern Africa:  Revenue of $8.9 million in the first quarter of 2010 was $1.3 million greater than the prior year although local currency same store RevPAR was 10% lower. EBITDA of $2.3 million was $0.3 million lower than the first quarter of 2009. The effect of stronger local currencies in the 2010 quarter had a $1.5 million negative impact on costs versus the prior year.

South America:  Revenue was $20.0 million in the first quarter, compared to $13.9 million in the prior year. This strong performance was partly attributable to a 73% uplift in revenue from Hotel das Cataratas. Additionally, the Copacabana Palace benefited this year from the successful conversion of 38 suites into 20 suites and 36 double rooms, which was completed in April 2009.  Same store RevPAR for the region increased by 35%. Hotel das Cataratas, which is now in a pre-stabilization phase, contributed an EBITDA loss in the 2010 quarter of $0.6 million, compared to an EBITDA loss of $0.5 million in the prior year.  For the region,

EBITDA of $5.9 million was $1.4 million higher than the prior year. This included a $2.9 million negative impact on costs caused by the strengthening of local currencies in Brazil and Peru.

Asia Pacific:  Revenue for the first quarter of 2010 was $5.9 million, an increase of 37% year over year. EBITDA was $2.1 million compared to $1.4 million in the first quarter of 2009. Same store RevPAR in local currency for the region increased by 21%.

Hotel management and part-ownership interests:  EBITDA for the first quarter of 2010 was a loss of $1.3 million compared to a profit of $0.7 million in the first quarter of 2009. Of the fall in EBITDA, $1.5 million was attributable to the Peru hotels, which were impacted by a decline in business following the floods at Machu Picchu.  The Peru hotels joint venture was out of compliance with financial covenants in a loan agreement of the joint venture amounting to $27.8 million.  Discussions with the banks are ongoing and an ultimately successful outcome is anticipated.   This loan is non-recourse to and is not credit-supported by the Company while it remains a 50% partner in the joint venture.

The Company’s share in net earnings from Hotel Ritz Madrid was down $0.5 million following restructuring costs incurred at the hotel of $0.4 million.

Restaurant:  Revenue from ‘21’ Club in the first quarter of 2010 was $3.1 million, compared to $3.3 million in the first quarter of 2009, and EBITDA was $0.1 million compared to $0.3 million in the prior year.

Trains and Cruises:  Revenue in the first quarter of 2010 was $5.0 million, $1.4 million less than the prior year quarter. This included a $3.3 million decrease in earnings from PeruRail, which was impacted by the damage to tracks caused by the floods at Machu Picchu. Consequently, there was a significant impact on Trains and Cruises EBITDA, which overall fell by $3.2 million to a loss of $1.7 million.

Central costs:  In the first quarter of 2010, central costs were $7.6 million compared with $5.1 million in the prior year period which included $1.0 million of non-cash credits. The current year quarter included $1.5 million of non-cash equity compensation costs, which was $0.7 million greater than the prior year quarter.

Real Estate:  In the first quarter of 2010, there was an EBITDA loss of $1.3 million from real estate activities, primarily relating to Porto Cupecoy.  During the quarter, revenue reported from units transferred to customers was $3.7 million.

Depreciation and amortization:  The depreciation and amortization charge for the first quarter of 2010 was $11.3 million compared with $9.1 million in the first quarter of 2009.

Interest:  The interest charge for the first quarter of 2010 was $6.8 million compared to $9.2 million in the first quarter of 2009. The prior year quarter included a charge of $1.3 million arising from ineffective interest rate swaps.

Tax:  The tax charge for the first quarter of 2010 was $0.3 million, compared to a credit of $8.9 million in the same quarter in the prior year.  The first quarter of 2010 included a $2.0 million charge in respect of valuation allowances and did not include the tax benefit from loss-making territories forecasting tax loss for the full year.  The first quarter of 2009 had no charge in respect of valuation allowances and included a tax benefit of $1.6 million from loss-making territories that had forecast tax loss for the full year.

Discontinued operations:  The profit for the first quarter of 2010 was $5.2 million including the results of Bora Bora Lagoon Resort. The profit included an operating loss in the quarter, net of tax, of $1.5 million, offset by the release of a cumulative translation adjustment following the sale of Lilianfels Blue Mountains of $6.7 million.

Investment:  The Company invested $6.3 million during the quarter in its development at Porto Cupecoy and $1.0 million in Hotel das Cataratas.  Payments of a further $1.0 million were made to the New York Public Library and there was additional capital expenditure of $9.2 million in the first quarter, including $2.6 million at Hotel Cipriani and $1.3 million on the Venice Simplon-Orient-Express for refurbishment works.

Liquidity and Capital Reserves

At March 31, 2010, the Company had long term debt of $854.6 million, working capital loans of $11.7 million and cash balances of $168.5 million (including $17.9 million of restricted cash), giving a total net debt of $697.8 million compared with total net debt of $726.4 million at the end of 2009.

At March 31, 2010, undrawn amounts available to the Company under committed short-term lines of credit were $20.6 million and undrawn amounts available to the Company under secured revolving credit facilities were $12.0 million, bringing total cash availability at March 31, 2010 to $201.1 million, including restricted cash of $17.9 million.

At March 31, 2010, approximately 60% of the Company’s debt was at fixed interest rates and 40% was at floating interest rates. The weighted average maturity of the debt was approximately 2.2 years and the weighted average interest rate (including margin and swaps) was approximately 3.5%.

Recent events

The closure of European airspace due to the eruption of the Eyjafjallajoekull volcano in Iceland in mid-April caused travel chaos and resulted in lost revenue estimated at $0.8 million to the end of April.

It is not yet possible to estimate any financial impact of the civil disruption in Bangkok on the Eastern & Oriental Express and the Company’s properties in Asia but any impact will be reduced because the end of the first quarter marks the start of the low season in this region.

Most PeruRail services to Machu Picchu have resumed, following the flooding in January.  At present trains can only run from the Sacred Valley, supplemented by a bus service from Cuzco.  It is estimated that it will be possible to make the entire journey from Poroy station in Cuzco to Machu Picchu by rail from July 2010, subject to favorable weather conditions enabling completion of the track repair work.

Business at Reid’s Palace in Madeira has returned to normal following the flooding on the island in February.  The hotel was not damaged but the airport was closed temporarily.

Outlook

Looking ahead, Paul White said, “In spite of extraordinary weather and the more recent volcanic activity in Iceland, underlying business trends are positive for the industry, and particularly for the luxury segment.  Our strong ownership model should mean that revenue increases will convert to good EBITDA performance.  That said, it is important to understand that the marketplace is highly competitive.  Orient-Express reacted quickly when the downturn was upon us starting in 2008; we have kept a tight rein on expenditure including Capex but it is now time to invest in recovery, supporting areas such as sales, marketing, our employees and the product itself.  This will ensure our properties can continue to trade in the privileged position they occupy in the market.

“Our 2011 goals remain unchanged.  We are focussed on maximizing revenue, continuing sales of non-core assets and developed Real Estate, with the aim of continuing to reduce net debt to within an acceptable range of 4 to 5x EBITDA.”

*******

Reconciliation and Adjustments

	Three months ended March 31
$’000 — except per share amounts	2010	2009

EBITDA	(3,587)	1,534
Adjusted items:
Legal costs (1)	109	515
Grand Hotel Timeo & Villa Sant’Andrea(2)	1,143	—
Management restructuring(3)	949	717
Impairment(4)	—	6,500
Adjusted EBITDA	(1,386)	9,266

US GAAP reported net loss	(13,008)	(14,639)
Discontinued operations net of tax	(5,169)	3,010
Net loss from continuing operations	(18,177)	(11,629)
Adjusted items net of tax:
Legal costs (1)	109	515
Grand Hotel Timeo & Villa Sant’Andrea(2)	866	—
Management restructuring(3)	760	625
Impairment (4)	—	6,500
Interest rate swaps (5)	17	1,081
Foreign exchange (6)	(2,771)	2,848
Adjusted net loss from continuing operations	(19,196)	(60)

Reported EPS	(0.15)	(0.29)
Reported EPS from continuing operations	(0.21)	(0.23)
Adjusted EPS from continuing operations	(0.22)	(0.00)
Number of shares (millions)	87.83	50.96

(1)                                  Legal costs incurred in defending the Company’s class B common share structure.

(2)                                  Non-recurring costs and purchase transaction costs incurred in relation to Grand Hotel Timeo and Villa Sant’Andrea.

(3)                                  Restructuring and redundancy costs.

(4)                                  Impairment charges recorded on three owned properties.

(5)                                  Charges on swaps that did not qualify for hedge accounting.

(6)                                  Foreign exchange, net of tax, is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the reporting currency of the entity concerned.

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign currency, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) which management does not consider indicative of ongoing operations or which could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions in many parts of the world and weakness in financial markets, legislative, regulatory and political developments, and possible continuing challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on Thursday, May 6, 2010 at 10.00 hrs EDT (15.00 GMT) which is accessible at +1 888 935 4575 (US toll free) or +44 (0)20 7806 1953 (Standard International access).  The conference ID is 2848773.  A re-play of the conference call will be available until 5.00pm (EDT) Thursday, May 13, 2010 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 2848773#.  A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2010

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended March 31
$’000 — except per share amount	2010	2009
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	13,455	13,451
- North America	27,339	29,155
- Rest of World	38,410	28,118
Hotel management & part ownership interests	(1,308)	692
Restaurants	3,114	3,291
Trains & Cruises	4,972	6,355
Revenue and earnings from unconsolidated companies before Real Estate	85,982	81,062
Real Estate	3,694	—
Total (1)	89,676	81,062

Analysis of earnings
Owned hotels
- Europe	(8,142)	(5,415)
- North America	5,444	7,726
- Rest of World	10,915	8,762
Hotel management & part ownership interests	(1,308)	692
Restaurants	143	250
Trains & Cruises	(1,715)	1,443
Central overheads	(7,584)	(5,105)
EBITDA before Real Estate and Impairment	(2,247)	8,353
Real Estate	(1,340)	(319)
EBITDA before Impairment	(3,587)	8,034
Impairment	—	(6,500)
EBITDA	(3,587)	1,534
Depreciation & amortization	(11,317)	(9,123)
Interest	(6,757)	(9,159)
Foreign exchange	3,822	(3,826)
Loss before tax	(17,839)	(20,574)
Tax	(338)	8,945
Net loss from continuing operations	(18,177)	(11,629)
Discontinued operations	5,169	(3,010)
Net loss on common shares	(13,008)	(14,639)

Loss per common share	(0.15)	(0.29)
Number of shares — millions	87.83	50.96

(1)   Comprises loss from unconsolidated companies of $2,857,000 (2009 — earnings of $1,551,000) and revenue of $92,533,000 (2009 - $79,511,000)

ORIENT-EXPRESS HOTELS LTD

Three Months Ended March 31, 2010

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2010	2009
Average Daily Rate (in US dollars)
Europe	375	366
North America	376	412
Rest of World	327	285
Worldwide	348	338

Rooms Available (000’s)
Europe	50	51
North America	67	68
Rest of World	116	108
Worldwide	233	227

Rooms Sold (000’s)
Europe	14	15
North America	41	38
Rest of World	71	61
Worldwide	126	114

RevPAR (in US dollars)
Europe	104	107
North America	227	230
Rest of World	201	163
Worldwide	187	170

			Change %
			Dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	88	94	-7%	-14%
North America	227	230	-1%	-2%
Rest of World	223	171	30%	16%
Worldwide	194	174	12%	5%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(Unaudited)

$’000	March 31 2010	December 31 2009

Assets

Cash	168,496	92,045
Accounts receivable	60,995	59,905
Due from related parties	17,885	19,385
Prepaid expenses	27,285	22,331
Inventories	43,171	44,191
Other assets held for sale	17,265	41,770
Real estate assets	126,012	120,288
Total current assets	461,109	399,915

Property, plant & equipment, net book value	1,480,864	1,403,773
Investments	56,332	58,432
Goodwill	184,013	149,180
Other intangible assets	21,065	20,982
Other assets	37,945	40,408
	2,241,328	2,072,690

Liabilities and Equity

Working capital facilities	11,744	6,666
Accounts payable	21,231	23,575
Accrued liabilities	78,247	74,569
Deferred revenue	77,783	68,784
Due to related parties	482	—
Other liabilities held for sale	3,586	11,847
Current portion of long-term debt and capital leases	173,060	173,223
Total current liabilities	366,133	358,664

Long-term debt and obligations under capital leases	602,074	559,042
Long-term debt held by consolidated variable interest entities	79,429	79,469
Deferred income taxes	162,458	160,742
Other liabilities	46,949	34,295
Total liabilities	1,257,043	1,192,212

Shareholders’ equity	982,341	878,709
Non-controlling interests	1,944	1,769
Total equity	_ 984,285	_ 880,478
	2,241,328	2,072,690